Exhibit 99.1

David R. Bock Appointed to Board of Directors of
New York Mortgage Trust

NEW YORK, NY – January 18, 2012 - New York Mortgage Trust, Inc. (the "Company") (NASDAQ: NYMT) announced today that its Board of Directors has appointed David R. Bock as a Director of the Company, effective immediately. Mr. Bock has also been appointed to serve as Chairman of the Audit Committee and as a member of the Board’s Compensation and Nominating and Corporate Governance Committees. Mr. Bock previously served as a member of the Company’s Board of Directors from its initial public offering in 2004 to June 2009.

Mr. Bock is a Managing Partner of Federal City Capital Advisors, a Washington, D.C.-based business and financial advisory services company, an independent trustee of the Pioneer Funds (where he also serves as chairman of the audit committee) and an independent director of The Swiss Helvetia Fund. Mr. Bock has a background in international economics and finance, capital markets and organizational development, having served as a Managing Director of Lehman Brothers and in various executive roles at the World Bank, including as the chief of staff for the World Bank’s lending operations. He was the Chief Financial Officer of I-Trax, Inc., a publicly traded healthcare company prior to its sale to Walgreen’s in 2008, and previously the Chief Financial Officer of Pedestal Inc., an online mortgage trading platform. Mr. Bock served as interim Chief Executive Officer of Oxford Analytica in 2010.

Commenting on today’s announcement, James J. Fowler, the Chairman of the Company’s Board of Directors, stated, “David brings a wealth of knowledge to the Board on matters related to capital markets, finance and the mortgage investment business. Moreover, David has experience that is relevant to NYMT in many ways, such as scaling and charting strategic direction for smaller companies and advising businesses that face issues similar to NYMT. His past contributions to the Company and the Board were both numerous and significant and we are delighted that his workload now allows him to rejoin the Board, giving us an opportunity to leverage his keen insights and talents going forward.”

Mr. Bock began his professional career with McKinsey & Co. following completion of an advanced degree in economics from Oxford University, where he was a Rhodes Scholar. He received a B.A. in philosophy from the University of Washington. Mr. Bock currently serves on the Boards of the Pioneer Funds, the Swiss-Helvetia Fund and Oxford Analytica, as well as various private and charitable organizations.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) that acquires and manages primarily real estate related assets. These include Agency and non-Agency mortgage-backed securities, high credit quality residential adjustable rate mortgage loans, commercial mortgage loans and other financial assets. As a REIT, New York Mortgage Trust, Inc. is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information
AT THE COMPANY
Steven R. Mumma,
Chief Executive Officer and President
Phone:  212-792-0109
Email: smumma@nymtrust.com